Exhibit 99.1

August 24, 2012

Dear AnythingIT Stockholder:

As our first full fiscal year was completed on June 30, 2012, we are excited to update you on the important developments impacting AnythingIT.  To all of our shareholders, we continue to value your support as long term investors and are very aware of your expectations for the company’s continued success.

I would first like to recognize the valuable addition of our CFO, Gail Babitt, who has brought a wealth of experience from the public markets to our management team.  In her first six months with the company, Gail has played a significant role in ensuring we meet all operational and compliance requirements as a public company.  This has been immediately demonstrated by her expediting our filing of our Form 10-K a full 30 days ahead of its deadline.  Having systems and processes in place to streamline public reporting enables us to focus on business.

From a sales and business development perspective, the company has experienced significant top line growth of 38% from the previous year.  Given the current business climate, this is a milestone achievement and speaks to the tremendous opportunity our industry presents.

To expand on this growth, the company has hired a Sales & Marketing Manager to ensure our message stays strong in an industry that is still young but experiencing explosive growth.  Some marketing achievements during the year were as follows:

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We were featured in a Verizon FIOS News Video with our partner Work Vessels for Veterans (“WVFV”).  As many of you know, we are committed to helping our veterans transition back into civilian life.  WVFV is one of the mechanisms we utilize to help accomplish this mission.

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We published a white paper on the End of Windows XP, which was circulated by an industry trade publication.  This white paper received quite a bit of exposure, including positive comments from members of President Obama’s Office of Environmental Executive.

●	Samsung Electronics recognized AnythingIT as being the architect of one of its most successful recycling programs which has entered its sixth year.
●	Bergen County Economic Development nominated AnythingIT for New Jersey Business of the Year.

Operationally, the company is making a significant upgrade of our systems to further support our growth.  Simultaneous with the implementation of the new systems, we have evaluated and modified our warehouse processes.  This new system and processes will automate and streamline our operations thereby creating greater efficiencies and lowering costs of doing business. We expect the integration to be completed in New Jersey in September 2012.  Once this system is in place and fully operational, it can be replicated in other locations seamlessly.  This platform will be valuable for both organic growth, through expansion to other cities, as well as facilitate integration of acquisitions.

This year the company achieved the highest levels of environmental compliance having been certified in the four most sought after certifications in our industry. They are E-Stewards, R2 (Responsible Recycler), ISO 9001 and ISO 14001.  These certifications combined with our current GSA Federal Government contract puts us in a position to leverage our experience to target new customers and expand our market share with government and commercial clients.

We remain committed to growing our business through both expansion into new locations and acquiring synergistic companies.  To determine potential expansion locations, we will evaluate opportunities with existing customers as well as new customers in the market.  Additionally, we will target acquisitions that provide either a great fit from a geographical perspective or provide expansion in our services further downstream in the recycling or refurbishment of e-Waste.  Our industry analysis continues to support our belief that there are a number of potential target companies.

While we will continue to update you regularly, we encourage you to visit our website www.anythingit.com, which was recently updated to support both our customer and stockholder base.

Thank you for your continued support of AnythingIT.

Sincerely,

/s/ David Bernstein
David Bernstein
Chief Executive Officer

Corporate Headquarters
17-09 Zink Place, Unit 1 Fair Lawn, New Jersey, 07410 Toll Free: 877.766.3050